Product Supplement No. 1 (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) May 1, 2009	Filed Pursuant to Rule 424(b)(5) Registration No. 333-158663

Optionally Exchangeable Senior Notes

We may offer and sell optionally exchangeable senior notes from time to time. This product supplement describes the terms that will apply generally to these notes. A separate pricing supplement will describe the terms that apply specifically to your note, including any changes to the terms described in this product supplement.

•	The notes are our unsecured senior notes.

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Your return at maturity depends on the performance of the common stock or similar common equity security (the “Index Stock”) of the company (the “Index Stock Issuer”) that will be specified in the applicable pricing supplement.

•	The applicable pricing supplement will specify, among other things:

•	the maturity date of the notes;

•	the applicable Valuation Period for the Index Stock, in which the return on the notes will be determined at maturity, or in connection with a call or exchange of the notes;

•	the rate of interest payable on the notes and the related interest payment dates;

•	whether we may call the notes prior to maturity;

•	the minimum denominations, or “units,” of the notes; and

•	the settlement date for each issuance of the notes.

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If the notes are callable by us, we may call the notes on or after the date specified in the applicable pricing supplement (the “First Call Date”). If we do so, for each unit of the notes you own, we will pay to you a cash amount equal to the greater of:

•	the arithmetic average of the Exchange Parity (as defined below), for each trading day during the Call Calculation Period (as defined below); or

•	the principal amount of one unit of the notes.

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Unless otherwise provided in the applicable pricing supplement, and unless we have given you a call notice, you may exchange your notes for cash, or at our option, shares of the Index Stock on or after the date specified in the applicable pricing supplement (“the First Exchange Date”) as described below. If you exchange your notes, for each unit of the notes you own, we will pay to you a cash amount equal to the arithmetic average of the Exchange Parity for each trading day during the Exchange Calculation Period (as defined below). At our option, we may deliver to you, instead of cash, the number of shares of the Index Stock equal to the Exchange Ratio.

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The “Exchange Ratio” will be set forth in the applicable pricing supplement. The Exchange Ratio will be set at a level so that the Exchange Parity must increase after the pricing date by more than the percentage that we will specify in the applicable pricing supplement (the “Initial Premium”) in order for you to receive cash or shares of the Index Stock having an aggregate value greater than the principal amount of your notes. The Exchange Ratio may be adjusted for certain corporate events relating to the Index Stock Issuer.

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The “Exchange Parity” initially will be equal to the reference price multiplied by the initial Exchange Ratio. Thereafter, the Exchange Parity will be determined at the close of each trading day, and will equal the product of (a) the closing price of the Index Stock and (b) the then-current Exchange Ratio. The Exchange Parity will be rounded to the nearest cent.

•	At maturity, if we have not called the notes and you have not exchanged the notes, for each unit of notes you own, we will pay you an amount equal to the greater of:

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a cash amount equal to the arithmetic average of the Exchange Parity for each trading day during the Maturity Calculation Period (as defined below), or at our option, a number of shares of the Index Stock equal to the Exchange Ratio determined as of the market close on the first trading day in the Maturity Calculation Period; or

•	a cash amount equal to the principal amount plus the final interest payment on one unit of the notes.

•	Unless otherwise provided in the applicable pricing supplement, the notes will not be listed on any securities exchange.

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Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Banc of America Securities LLC (“BAS”) may act as our selling agents to offer the notes. Unless otherwise provided in the applicable pricing supplement, MLPF&S and BAS will not receive any commission in connection with the sale of the notes.

Our notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. The value of the notes at maturity is uncertain. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-12 of this product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this product supplement, the accompanying Series L prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

No Index Stock Issuer participated or will participate in the preparation of this product supplement or any pricing supplement. No Index Stock Issuer will receive any of the proceeds from any offering of the notes, nor will any Index Stock Issuer have any obligation under the notes to make any payments to you.

Merrill Lynch, Pierce, Fenner & Smith Incorporated		Banc of America Securities LLC
Selling Agents

SUMMARY

This product supplement relates only to our notes and does not relate to the securities of any Index Stock Issuer. This summary includes questions and answers that highlight selected information from the accompanying prospectus, the accompanying Series L prospectus supplement, and this product supplement to help you understand these notes. You should read carefully the entire prospectus, the accompanying Series L prospectus supplement, this product supplement, and the applicable pricing supplement to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or the accompanying Series L prospectus supplement, this product supplement will supersede those documents. If information in this product supplement is inconsistent with the applicable pricing supplement, the applicable pricing supplement will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying Series L prospectus supplement and the prospectus.

The transactions described in this product supplement are complex. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the applicable pricing supplement, and the accompanying Series L prospectus supplement and the prospectus. You should rely only on the information contained in this product supplement, the applicable pricing supplement, the accompanying Series L prospectus supplement, and the prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent will make an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the accompanying Series L prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

What are the notes?

The notes are senior debt securities issued by Bank of America Corporation and are not secured by collateral. The notes rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will mature on the maturity date set forth in the applicable pricing supplement, unless (a) we call the notes on or prior to that date or (b) you elect to exchange the notes prior to that date. The value of the notes at maturity is uncertain.

Are the notes equity or debt securities?

The notes are our senior debt securities. However, these notes differ from traditional debt securities in that your return is based on the performance of the Index Stock. If you exchange the notes prior to maturity, you will receive shares of the Index Stock or a cash payment based on the market price of shares of the Index Stock instead of a fixed cash payment. In addition, if we call the notes, any amount that you receive in excess of the principal amount of your notes, if any, will depend primarily on the market price of shares of the Index Stock.

How much interest will you receive on the notes?

The applicable pricing supplement will state the interest rate, the interest payment dates, and the method of determining the amount of interest payable on your notes. Interest will accrue from the issue date or the last interest payment date, as the case may be, to, but excluding, the next interest payment date, or the maturity date, as the case may be. However, in some instances, including if we call the notes or if you exchange the notes, or at maturity if we pay you an amount greater than the principal amount of the notes plus the final interest payment, we will not pay interest which has accrued since the immediately preceding interest payment date, unless otherwise provided in the applicable pricing supplement. See “Description of the Notes—Interest,” “—Payment at Maturity,” “—Call at Our Option” and “—Exchange at Holder’s Election.”

Can the interest rate on the notes differ from the interest rate on a conventional debt security?

Yes. The interest rate payable on the notes may be higher or lower than the interest rate payable on conventional debt securities with the same maturity issued by us or by an issuer with a comparable credit rating.

What are the consequences of the indirect equity participation in the Index Stock that an investment in the notes represents?

An investment in the notes provides you with the right to exchange all or a portion of your notes for an amount of cash based upon the value of shares of the Index Stock, or, at our option, shares of the Index Stock. You will not receive any payment of principal if you exchange your notes prior to maturity.

What will you receive on the maturity date of the notes?

If we have not called the notes, and you have not exchanged the notes prior to the maturity date, then for each unit of the notes that you own at maturity, we will pay you an amount equal to the greater of: (i) a cash amount equal to the arithmetic average of the Exchange Parity for each trading day during the Maturity Calculation Period (or at our option, a number of shares of the Index Stock equal to the Exchange Ratio determined as of the market close on the first trading day in the Maturity Calculation Period), in either case, without accrued and unpaid interest for the period from, and including, the preceding interest payment date through, and including, the maturity date; or (ii) a cash amount equal to the principal amount plus the final interest payment on one unit of the notes. See “Description of the Notes—Payment at Maturity.”

Unless otherwise provided in the applicable pricing supplement, “Maturity Calculation Period” means the period consisting of the number of trading days in the applicable Valuation Period ending on, and including, the fifth scheduled trading day immediately preceding the maturity date.

How is the Exchange Ratio calculated?

The amount payable to you at maturity, or in connection with a call or exchange of the notes, will depend upon the “Exchange Ratio.” The Exchange Ratio will be set forth in the applicable pricing supplement, and will be subject to adjustment as described in this product supplement. We will determine the Exchange Ratio based on the reference price per share of the Index Stock and the Initial Premium that we will establish on the applicable pricing date and will set forth in the applicable pricing supplement. As a result, if the Initial Premium is a positive number, then the initial Exchange Parity will be less than the principal amount of one unit of the notes. In that case, the average Exchange Parity determined during the Maturity Calculation Period must exceed the initial Exchange Parity by more than the Initial Premium in order for you to receive a cash payment at maturity or shares that have a value greater than the principal amount of your notes plus accrued and unpaid interest.

However, if the Initial Premium is a negative number, then the initial Exchange Parity will be greater than the principal amount of one unit of the notes. In this case, you will receive a cash payment or shares of Index Stock worth more than the principal amount of your notes plus accrued and unpaid interest even if the average Exchange Parity during the Maturity Calculation Period is less than the initial Exchange Parity, as long as the difference is less than the Initial Premium.

In the event of certain reorganization events involving the Index Stock Issuer, we will make an adjustment to any calculation which is to be based on the Exchange Ratio. For more specific information, see the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.”

Examples

The following are three hypothetical examples for one unit of the notes with a principal amount equal to $1,000, which illustrate how the cash payment at maturity on a series of notes will be calculated, assuming that the note holder or holders have not exchanged the notes and that we have not called the notes. These examples are based upon the following assumptions:

•	a hypothetical reference price of $40.00;

•	a hypothetical interest rate of 0.25% per annum, paid semi-annually;

•	a hypothetical Exchange Ratio of 20.00;

•	a hypothetical Initial Premium of 25.00%; and

•	a hypothetical initial Exchange Parity of $800.00.

Example 1—The hypothetical average Exchange Parity during the Maturity Calculation Period is $600.00, which is less than the initial Exchange Parity.

In this case, the cash amount payable with respect to each unit of the notes at maturity would equal $1,001.25, representing the sum of the $1,000 principal amount of one unit, plus the final interest payment of $1.25.

Example 2—The hypothetical average Exchange Parity during the Maturity Calculation Period is $900.00, which is greater than the initial Exchange Parity, but not by more than the Initial Premium.

In this case, although the average Exchange Parity during the Maturity Calculation Period is greater than the initial Exchange Parity, the increase is only 12.50%, which is less than the Initial Premium. The cash amount payable with respect to each unit of the notes would equal $1,001.25, representing the sum of the $1,000 principal amount of one unit, plus the final interest payment of $1.25.

Example 3—The hypothetical average Exchange Parity during the Maturity Calculation Period is $1,200.00, which exceeds the initial Exchange Parity by more than the Initial Premium.

In this case, the average Exchange Parity during the Maturity Calculation Period exceeds the initial Exchange Parity by 50%, which is more than the Initial Premium. Therefore, the cash amount payable for each unit of the notes at maturity would equal $1,200.00. However, you would not be entitled to any accrued but unpaid interest.

Because these examples are based on hypothetical terms of the notes and hypothetical assumptions, the returns set forth above may not represent your actual return on the notes.

Hypothetical Returns on the First Call Date and the Maturity Date

Based upon the assumptions described below, the following table illustrates, for a set of hypothetical terms of a series of callable notes (including semi-annual interest payments of 0.25%) with a hypothetical original issue price of $1,000 per unit and a range of hypothetical averages of the Exchange Parity determined during the applicable Calculation Period (as defined below):

•	the percentage change from the hypothetical initial Exchange Parity of $800.00 to the determination of the hypothetical average Exchange Parity during the applicable Calculation Period;

•	the call amount payable on the notes on a hypothetical First Call Date (as defined below) falling on the day following the second anniversary of the issue date of the notes;

•	the cash amount payable on the notes, excluding interest payments, at the hypothetical maturity date falling on the fifth anniversary of the issue date of the notes;

•	the total annualized yield on the notes (including coupons received and accrued but unpaid coupons, where applicable), calculated as of the First Call Date and as of the maturity date; and

•	the total annualized yield from direct ownership of the Index Stock on the First Call Date and at the maturity date.

Hypothetical Average Exchange Parity During Applicable Calculation Period	Percentage Change from the initial Exchange Parity to the Hypothetical Average Exchange Parity During the Applicable Calculation Period	Cash Call Price of the Notes at the First Call Date (1)(2)	Total Annualized Yield on the First Call Date (2)(3)	Total Annualized Yield from Direct Ownership of the Index Stock on the First Call Date (4)	Cash Amount Payable on the Notes at Maturity (1)	Total Annualized Yield on the Notes at Maturity (3)	Total Annualized Yield from Direct Ownership of the Index Stock at Maturity (4)
160.00	-80%	1,000.00	0.25%	-55.23%	1,000.00	0.25%	-27.52%

320.00	-60%	1,000.00	0.25%	-36.71%	1,000.00	0.25%	-16.74%

480.00	-40%	1,000.00	0.25%	-22.51%	1,000.00	0.25%	-9.71%

640.00	-20%	1,000.00	0.25%	-10.54%	1,000.00	0.25%	-4.36%

800.00	0%	1,000.00	0.25%	0.00%	1,000.00	0.25%	0.00%

960.00	20%	1,000.00	0.25%	9.53%	1,000.00	0.25%	3.71%

1,120.00	40%	1,120.00	6.07%	18.29%	1,120.00	2.53%	6.96%

1,280.00	60%	1,280.00	13.36%	26.45%	1,280.00	5.29%	9.86%

1,440.00	80%	1,440.00	20.21%	34.11%	1,440.00	7.79%	12.47%

1,600.00	100%	1,600.00	26.69%	41.35%	1,600.00	10.07%	14.87%

(1)	The cash amounts specified in this column do not include interest paid or, if applicable, payment of accrued and unpaid interest at maturity. These hypothetical cash payment amounts are for illustrative purposes only. We may call the notes at any time between the First Call Date up to, but not including, the maturity date, or you may choose to exchange the notes at any time beginning on the First Exchange Date up to, but not including, the earlier of the maturity date or the call notice date, as described in more detail above. Whether amounts actually are paid at the times indicated depends on numerous factors, including, but not limited to, future market conditions.

(2)	If we exercise our right to call the notes, the First Call Date would be the day following the second anniversary of the issue date of the notes.

(3)	The total annualized yield represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the notes, including all interest payments made or accrued through the maturity date or the interest payment date prior to the applicable call date, as the case may be, the sum of these present values being equal to the original issue price. This annualized yield assumes:

(a)	coupon payments based on a hypothetical annual rate of 0.25% are (i) made semi-annually, and (ii) reinvested for the remainder of the term of the notes at the applicable yield listed in this column;

(b)	an investment term from the issue date to the First Call Date, or the issue date to the maturity date, as applicable; and

(c)	a computation on the basis of a 360-day year of twelve 30-day months compounded annually.

(4)	Assumes the dividend on the Index Stock is zero; also assumes no increases in dividend payments on the Index Stock, although in reality dividend payments may be paid on the Index Stock and may increase or decrease during the term of the notes.

Under what circumstances will we call the notes?

If so specified in the applicable pricing supplement, beginning on a specified date (the “First Call Date”), we will have the right to call the notes, as discussed in more detail below. You should be aware that, if and to the extent the Exchange Parity increases above the principal amount of the notes, it is more likely that we will call the notes.

What will you receive if we call the notes?

We may call all (but not less than all) of any series of callable notes on any business day (as defined below) beginning on the First Call Date, to, but not including, the maturity date. We refer to the date on which a call occurs as the “call date.” To call the notes, we will give notice of our intent to call the notes to the trustee under the Senior Indenture a number of days prior to the call date equal to the sum of (a) five business days and (b) the number of trading days in the applicable Valuation Period (as specified in the applicable pricing supplement). The date we give notice to the trustee under the Senior Indenture of our intent to call the notes is referred to as the “call notice date.” If we call the notes, for each unit of the notes you own, we will deliver to you a cash amount equal to the “call amount” on the call date. The call amount for each unit of the notes will equal the greater of:

•	the arithmetic average of the Exchange Parity for each trading day during the Call Calculation Period (as defined below); or

•	the principal amount of one unit of the notes.

Unless otherwise provided in the applicable pricing supplement, the “Call Calculation Period” means the period consisting of the number of trading days in the applicable Valuation Period ending on, and including, the scheduled trading day immediately preceding the call notice date.

If we call the notes, we will not pay you any interest for the period from the immediately preceding interest payment date through the call date.

Under what circumstances will the call amount exceed the principal amount of the notes?

As stated above, if the Initial Premium is a positive number, then the initial Exchange Parity will be less than the principal amount of one unit of the notes. The average Exchange Parity over the Call Calculation Period will have to exceed the initial Exchange Parity by more than the Initial Premium in order for you to receive a call amount that is greater than the principal amount of your notes. Alternatively, if the Initial Premium is a negative number, then the initial Exchange Parity will be greater than the principal amount of one unit of the notes. In this case, you could receive a call amount that is greater than the principal amount of your notes even if the average Exchange Parity determined over the Call Calculation Period is less than the initial Exchange Parity, so long as that difference is less than the Initial Premium.

For more specific information regarding the calculation of the amount payable if we call the notes, see the section entitled “Description of the Notes—Call at Our Option.”

After a call notice date, can you still exchange the notes?

No. Once we have given a call notice, you may not exercise the exchange right described below.

What will you receive if you exchange your notes?

Unless otherwise provided in the applicable pricing supplement, and unless we have given you a call notice, you may exchange all or a portion of your notes on any business day beginning on the First Exchange Date, to, but not including, the earlier of the call notice date or the maturity date. The date on which an exchange occurs will be referred to as the “exchange date,” and will be the fifth business day following the last day in the Exchange Calculation Period (as defined below). To exchange the notes, you must give notice of your intent to exchange the notes the number of days prior to the exchange date equal to the sum of (a) five business days and (b) the number of trading days in the applicable Valuation Period (as specified in the applicable pricing supplement). The date on which your notice is received will be referred to as the “exchange notice date.”

If you exchange any portion of your notes, unless otherwise specified in the applicable pricing supplement, we will deliver to you, for each unit of the notes that you exchange, a cash amount equal to the arithmetic average of the Exchange Parity for each trading day during the Exchange Calculation Period. Unless otherwise provided in the applicable pricing supplement, the “Exchange Calculation Period” means the period consisting of the number of trading days in the applicable Valuation Period beginning on, and including, the first scheduled trading day immediately following the exchange notice date. Unless otherwise specified in the applicable pricing supplement, we will have the option to deliver to you, in lieu of a cash payment, a number of shares of Index Stock equal to the Exchange Ratio, as determined by the calculation agent on the first trading day immediately following the exchange notice date.

Upon an exchange, unless otherwise specified in the applicable pricing supplement, we will not pay you any accrued and unpaid interest from the immediately preceding interest payment date through the exchange date. For more information about an exchange of the notes, see the section entitled “Description of the Notes—Exchange at Holder’s Election.”

Who will determine the amounts payable on the notes?

A calculation agent will make all calculations associated with determining the call amount, the amount of cash or securities payable at maturity or upon an exchange, and the Exchange Ratio. The calculation agent also will (a) adjust the Exchange Ratio for certain corporate events affecting the Index Stock Issuer, and (b) determine the appropriate securities to be used in calculating the amount of cash or securities to be delivered at maturity, or upon an earlier call or exchange, if certain reorganization events occur relating to the Index Stock that we describe in “Description of the Notes—Dilution and Reorganization Adjustments.” One of our subsidiaries, including MLPF&S and BAS, may act as a calculation agent. See the sections entitled “Description of the Notes—Role of the Calculation Agent” and “Description of the Notes—Dilution and Reorganization Adjustments.”

Is it possible for the notes to become linked to the value of, or exchangeable for, securities of companies other than the Index Stock Issuer?

Yes. Following some types of corporate events relating to the Index Stock Issuer, such as a stock-for-stock merger where the Index Stock Issuer is not the surviving entity, the Exchange Ratio may represent a number of shares of the equity securities of the successor corporation to the Index Stock Issuer. Following some other types of corporate events relating to the Index Stock Issuer, such as a merger where holders of the Index Stock would receive all or a substantial portion of their consideration in cash, or a significant cash dividend or distribution of property occurs with respect to the Index Stock, the Exchange Ratio may represent a basket of shares consisting of the common stock of three companies in the same industry group as the Index Stock Issuer in lieu of the Index Stock. In some cases, the

Exchange Ratio resulting from a corporate event may represent a combination of shares of the Index Stock Issuer or the successor corporation’s common stock together with a basket of shares as described above. In the event of a corporate event of this kind, the equity-linked nature of the notes would be affected. Following this type of corporate event, if you exchange your notes, you will receive the securities represented by the Exchange Ratio or, at our option, the cash value of those securities. If following this type of corporate event, we call the notes or the notes become due on their maturity date, the calculation of the amount you will receive on the call date or the maturity date, and in particular whether that amount will exceed the principal amount of your notes, will depend in part on the market value of the securities then represented by the Exchange Ratio. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in “Description of the Notes—Dilution and Reorganization Adjustments.”

What is the Index Stock Issuer?

Each Index Stock Issuer will be a company that has registered its common equity securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Index Stock Issuer will be a company required to file periodically financial and other information specified by the SEC. Information that the Index Stock Issuer provides or files with the SEC can be inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site, http://www.sec.gov. In addition, information regarding the Index Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles, and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any of this information. For further information, please see the section entitled “The Index Stock.” If the Index Stock Issuer is not a U.S. company, the references in this product supplement to the Index Stock Issuer’s common shares may be to the Index Stock Issuer’s American Depositary Shares, ordinary shares, or other comparable common equity security, as specified in the applicable pricing supplement.

What will be the Index Stock Issuer’s role in the notes?

The amount we will pay at maturity, or upon a conversion or exchange of the notes, will depend upon the price of the Index Stock. Otherwise, the Index Stock Issuer will have no obligations relating to, or any other role in connection with, the notes or the amounts of cash or shares to be delivered to you. The Index Stock Issuer will have no obligation to take our needs or your needs into consideration for any reason. The Index Stock Issuer will not receive any of the proceeds from the offering of any of the notes and will not be responsible for, and will not endorse or participate in any offering of the notes. The Index Stock Issuer will not be responsible for, and will not participate in, the determination or calculation of the amounts that you may receive. Unless otherwise specified in the applicable pricing supplement, we will not be an affiliate of any Index Stock Issuer.

Will you have an ownership interest in the Index Stock during the term of the notes?

No. An investment in the notes does not entitle you to any ownership interest in the Index Stock, including any voting rights, dividends paid, or other distributions by the Index Stock Issuer, unless and until those shares are delivered to you at maturity or upon an exchange of the notes.

Are the notes transferable?

Yes. You may transfer the notes. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust

Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the sections entitled “Registration and Settlement” in the prospectus and “Description of the Notes—Same-Day Settlement and Payment” in this product supplement.

Will the notes be listed on an exchange?

No. Unless otherwise provided in the applicable pricing supplement, the notes will not be listed on any securities exchange, and a market for the notes may never develop.

Who is the selling agent for the notes?

One or more of our subsidiaries, including MLPF&S and BAS, will act as our selling agents in connection with the offering of the notes. In this capacity, MLPF&S and BAS are not your fiduciaries or advisors, and you should not rely upon any communication from MLPF&S and BAS in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we are not registering the notes for public distribution in any jurisdiction other than the United States. The selling agent may solicit offers to purchase the notes from non-United States investors in reliance on available private placement exemptions. See the section in the attached Series L prospectus supplement entitled “Supplemental Plan of Distribution—Selling Restrictions.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) or a plan that is subject to Section 4975 of the Internal Revenue Code, or the “Code,” including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made such determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” in this product supplement and page S-4 of the attached Series L prospectus supplement.

RISK FACTORS

Your investment in the notes entails significant risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the notes or financial matters in general.

The potential appreciation of the value of the notes may be limited by our call right. If so indicated in the applicable pricing supplement, we may call all of the notes on any business day on or after the First Call Date. If we call the notes, you may receive a cash amount that is less than the amount that you otherwise would have received had you been able to hold the notes until maturity, and you will not receive any shares of the Index Stock. The cash amount that you may receive upon a call also may be less than the value of the cash amount or the shares of the Index Stock that you would have received if you had exchanged the notes. Once we issue our notice to call the notes, you will not be permitted to exchange the notes.

Your yield may be lower than the yield on a standard debt security of comparable maturity. The amount we will pay you at maturity or upon our call, or the value of any cash or any shares of the Index Stock that you may receive upon an exchange, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you purchased a conventional senior non-callable fixed-rate or floating-rate debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Your return on the notes will not be the same as the return you could earn by owning the Index Stock directly. The initial Exchange Parity may be less than the principal amount of one unit of the notes. As a result, the average Exchange Parity during the applicable Calculation Period in such a case will be required to exceed the initial Exchange Parity by more than the Initial Premium in order for you to receive cash or shares of the Index Stock having a value in excess of the principal amount of the notes plus any applicable accrued and unpaid interest payment, if there are no adjustments to the Exchange Ratio.

Unless otherwise specified in the applicable pricing supplement, the return on the notes will depend primarily upon, for each trading day in the applicable Calculation Period, the arithmetic average of the Exchange Parity. Any amounts payable to you at maturity, or upon any call or exchange, as the case may be, do not take into consideration the value of cash dividends, if any, paid on the Index Stock, other than as described in the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.”

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise specified in the applicable pricing supplement, we will not list any of the notes on any securities exchange. We cannot predict how the notes will trade in the secondary market or whether that market will be liquid or illiquid. The number of potential buyers of the notes in any secondary market may be limited. Under ordinary market conditions, the applicable selling agents will indicate prices on the notes on request; however, there can be no assurance at which price any bid would be made. However, a selling agent may discontinue buying and selling any of the notes at any time. In addition, the development of a liquid trading market for any of the notes may depend on our financial performance and other factors such as the appreciation, if any, in the price of the applicable Index Stock.

To the extent that MLPF&S and/or BAS engage in any market-making activities, they may bid for or offer notes. Any price at which MLPF&S or BAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that may be used by

MLPF&S or BAS, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time MLPF&S or BAS were to cease acting as market-makers for any of the notes, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which the notes could be sold likely would be lower than if an active market existed.

If you attempt to sell the notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them, or to exchange them after the First Exchange Date. If you try to sell the notes, there may be a very illiquid market for the notes, or no market at all. If you exchange your notes, the value of the cash or the shares of Index Stock that you will receive may be less than the face value of the notes. Even if you were able to sell or exchange your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

•

Market value of the Index Stock. The value of the notes will depend substantially on the market value of the Index Stock. In general, the market value of the notes will decrease as the market value of the Index Stock decreases and the market value of the notes will increase as the market value of the Index Stock increases. Trading prices of the Index Stock also may be influenced if we, our affiliates, or any other entity issue securities with terms similar to the notes or transfer shares of the Index Stock. In addition, the market price of the Index Stock could become more volatile and could be depressed by hedging or arbitrage trading activity that may develop involving the notes or shares of the Index Stock. However, as the market value of the Index Stock increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate as the change in market value of the Index Stock. If the Initial Premium of your notes is a positive number, you should understand that you will not receive more than the principal amount of your notes in cash upon a call, an exchange, or at maturity, unless the average Exchange Parity, as determined during the applicable Calculation Period, exceeds the initial Exchange Parity by more than the Initial Premium. Similarly, you will not receive more than the principal amount of your notes in shares of Index Stock upon an exchange or at maturity, unless the Exchange Parity, as determined following the applicable Calculation Period exceeds the initial Exchange Parity by more than the Initial Premium.

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Volatility of the Index Stock. Volatility is the term used to describe the size and frequency of market fluctuations. Volatility of the Index Stock may affect the market value of the notes. The generally unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. In general, if the volatility of the Index Stock increases, or is anticipated to increase, we expect that the market value of the notes will increase, and if the volatility of the Index Stock decreases, or is anticipated to decrease, we expect that the market value of the notes will decrease.

•

Interest rates. We expect that changes in interest rates will affect the trading value of the notes. In general, if U.S. interest rates increase, we expect that the trading value of the notes will decrease, and, conversely, if U.S. interest rates decrease, we expect that the trading value of the notes will increase. The level of prevailing interest rates also may affect the U.S. economy, and, in turn, the market value of the Index Stock. If the applicable Index Stock Issuer conducts a material portion of its business outside of the U.S., or is listed on a non-U.S. securities exchange, then interest rates in the applicable country or countries may also affect the market value of that Index Stock.

•

Time to maturity. We anticipate that before their maturity or the First Call Date (if applicable), the notes may trade at a value above that which would be expected based on the level of interest rates and the value of the Index Stock. This difference will reflect a “time premium” due to expectations concerning the value of the Index Stock during the period before the maturity date or the First Call Date of the notes. In general, as the time remaining to maturity or the First Call Date decreases, the value of the notes will approach the amount that would be payable at maturity or upon a call, as the case may be, based on the then-current value of the Index Stock. As a result, as the time remaining to maturity or the First Call Date decreases, any premium attributed to the time value of the notes will diminish, decreasing the value of the notes.

•	Dividend yield on the Index Stock. In general, if the dividend yield on the Index Stock increases, we expect that the market value of the notes will decrease.

•

Economic and other conditions generally. The general economic conditions of the capital markets, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, and the market segment of which the Index Stock is a part, in particular, may affect the market value of the notes.

•

Earnings performance and creditworthiness of the Index Stock Issuer. The general economic conditions and earnings results and creditworthiness of the Index Stock Issuer, and real or anticipated changes in those conditions or results, may affect the market value of the notes.

The payment on the notes will not be affected by all developments relating to the Index Stock. Changes in the market price of the Index Stock during the term of the notes before the applicable Calculation Date will not necessarily be reflected in the calculation of the amount payable to you at maturity, or upon an earlier call or exchange. The calculation agent will calculate your payment at maturity only based upon the closing prices of the Index Stock during the applicable Calculation Period. No other prices of the Index Stock will be taken into account. As a result, you may only receive an amount equal to the principal amount of your notes, even if the market price of the Index Stock has increased at certain times during the term of notes before decreasing to a price below the price represented by the Initial Premium prior to the applicable Calculation Period.

Changes in our credit ratings are expected to affect the value of the notes. Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, actual or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the market price of the Index Stock, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Hedging activities may affect your return at maturity and the market value of the notes. One or more of our affiliates, including MLPF&S and BAS, may engage in hedging activities that may affect the market value of the Index Stock, and accordingly, increase or decrease the market value of the notes prior to maturity and amounts of cash or shares that you receive at maturity, or upon a call or an exchange. In addition, we or one or more of our affiliates, including MLPF&S and BAS, may purchase or otherwise acquire a long or short position in the notes. We or one of our affiliates, including MLPF&S and BAS, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the market value of the Index Stock, we cannot assure you that these activities will not affect that price and the market value of the notes prior to maturity or the amount you will receive at maturity or a call or an exchange.

The historical performance of the Index Stock is not an indication of its future performance. Changes in the prices of the Index Stock will affect the trading price of the notes, but it is impossible to predict whether the prices of the Index Stock will rise or fall. The price of the Index Stock may decrease so that you will receive at maturity or upon an exchange, cash or shares of the Index Stock worth less than the principal amount of your notes. In addition, there can be no assurance that the price of the Index Stock will increase so that you will receive at maturity, upon a call, or upon an exchange, an amount of cash or shares of the Index Stock worth more than the principal amount of your notes.

The amount payable to you at maturity, or upon a call or exchange of the notes, is not subject to adjustment for all corporate events. The amount that you are entitled to receive at maturity, or upon a call or exchange of the notes, may be adjusted for the specified corporate events affecting the Index Stock Issuer described in the section entitled “Description of the Notes—Dilution and Reorganization Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of the Index Stock, such as offerings of common stock for cash or in connection with some acquisition transactions. The occurrence of any event not described under “Description of the Notes—Dilution and Reorganization Adjustments” may adversely affect the Exchange Parity and the market value of the notes.

You will not have any rights as a shareholder of the Index Stock Issuer unless you exchange your notes for shares of the Index Stock. Prior to receiving shares of the Index Stock upon an exchange of the notes or at maturity, if at all, you will have no rights against the Index Stock Issuer, including the right to vote, or to receive dividends or other distributions, if any, even though:

•	you may receive shares of the Index Stock upon an exchange of the notes or at maturity; and

•	the market value of the notes is expected to depend primarily on the market price of the Index Stock.

You will have voting rights and rights to receive dividends or other distributions, if any, as a holder of the Index Stock only if and when you receive those shares upon an exchange or at maturity.

At maturity, or upon an exchange of your notes, you may be subject to adverse changes in the market price of the Index Stock. The amount of cash or the value of any shares of the Index Stock that you receive at maturity, or upon an exchange of your notes, will be determined during the applicable Calculation Period which will begin prior to the maturity date, or after you deliver your notice of exchange, as applicable. Accordingly, adverse changes in the market price of the Index Stock prior to the maturity date or the exchange date, as applicable, will negatively impact the amount of cash or any shares of the Index Stock that you receive.

You have no assurance that you will continue to receive current information on the Index Stock Issuer. There can be no assurance that the Index Stock Issuer will continue to be subject to the reporting requirements of the Exchange Act, or that it will distribute any reports, proxy statements, or other information to its shareholders. In the event that the Index Stock Issuer ceases to be subject to those reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain, and the market value and liquidity of the notes may be adversely affected.

We will not hold any shares of the Index Stock for your benefit. The Senior Indenture governing the notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge, or otherwise convey all or any portion of any shares of the Index Stock acquired by us or them. Neither we nor any of our affiliates will pledge or otherwise hold any of those shares for your benefit in order to enable you to exchange your notes for shares under any circumstances. As a result, in the event of our bankruptcy, insolvency, or liquidation, any shares of the Index Stock that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the Index Stock Issuer, and are not responsible for any disclosures made by the Index Stock Issuer. No Index Stock Issuer will be involved in any offering of the notes, or have any obligations with respect to the notes. As a result, no Index Stock Issuer will have any obligation to take your needs into consideration for any reason, including taking any corporate actions that might affect the value of the notes. No Index Stock Issuer will receive any of the proceeds from any offering of the notes, or participate in the determination of the timing of, prices for, or quantities of the notes to be issued. No Index Stock Issuer will participate in the determinations to be made by the calculation agent. No Index Stock Issuer will be involved with the administration, marketing, or trading of the notes.

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Stock Issuer contained in the applicable pricing supplement or in the Index Stock Issuer’s publicly available filings. The material provided in the pricing supplement concerning the Index Stock Issuer and its equity securities will be derived from publicly available information. The Index Stock Issuer will not provide or approve of this information. We will not make any attempt to confirm any of this information. Before you invest in the notes, you should make your own investigation into the Index Stock Issuer.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S and BAS, may engage in trading activities related to the Index Stock Issuer that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell shares of the Index Stock or futures or options contracts based on the Index Stock for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. In addition, we may enter into one or more arrangements with one or more of our affiliates to hedge the market risks associated with our obligation to pay the amounts due under the notes. We or our affiliates expect to make a profit in connection with these arrangements. If we enter into an arrangement of this kind with one or more of our affiliates, we do not intend to seek competitive bids from unaffiliated parties.

We or our affiliates may enter into these transactions on or prior to the pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the reference price established on the pricing date. If this occurs, your return on the notes could be adversely affected.

In addition, from time to time during the term of the notes and in connection with the maturity of the notes, or the exercise of any right that we may have to call the notes, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the notes or to the Index Stock. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the market price of the Index Stock or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our business activities relating to the Index Stock Issuer may create conflicts of interest with you. We and our affiliates, including MLPF&S and BAS, may have engaged in business with the Index Stock Issuer, and also may do so at present or in the future. These activities may include making loans to, equity investments in, or providing investment banking, asset management, or other services to the Index Stock Issuer, its affiliates, and its competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates may have published, and in the future may publish, research reports on the Index Stock Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

Secondary market prices of the notes may be affected adversely by the inclusion in the original issue price of the notes of any selling agent commissions and the costs of hedging our obligations under the notes. Assuming no change in market conditions or any other relevant factors, the market price, if any, at which a party will be willing to purchase notes in secondary market transactions likely will be lower than the original issue price since the original issue price will include, and secondary market prices are likely to exclude, any selling agent commissions and the potential profit included in the cost of hedging our obligations under the notes. The price of hedging our obligations was determined with the intent to realize a profit. However, because hedging our obligations entails risks and may be influenced by market forces beyond our control or our affiliates’ control, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One or more of our subsidiaries, including MLPF&S and BAS, will act as the calculation agent for the notes and, as such, will determine the cash amount or securities that will be payable to you at maturity or upon a call or exchange of the notes. Under some circumstances, these duties could result in a conflict of interest between MLPF&S’s or BAS’s status as our subsidiary and their responsibilities as a calculation agent. These conflicts could occur, for instance, in connection with their determination as to whether a “Market Disruption Event” has occurred, or in connection with adjustments to the Exchange Ratio that they would be required to make in the event of certain corporate actions involving the Index Stock Issuer. See the sections entitled “Description of the Notes—Dilution and Reorganization Adjustments,” “—Market Disruption,” and “—Role of the Calculation Agent.”

The United States federal income tax consequences of the notes are uncertain. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are uncertain. No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the notes and no assurance can be given that the IRS or a court will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary” or in the applicable pricing supplement.

You are urged to consult your own tax advisor regarding all aspects of the United States federal income tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates will use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under the Senior Indenture, which we describe more fully in the accompanying prospectus and the accompanying Series L prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the accompanying Series L prospectus supplement and “Description of Debt Securities” in the prospectus.

The notes will be issued in minimum denominations and increments at or above the minimum denominations set forth in the applicable pricing supplement.

The notes will mature on the maturity date set forth in the applicable pricing supplement. The notes are not subject to any sinking fund. The notes will be issued in book-entry form only.

Interest

The notes will bear interest from their issue date at the interest rate specified in the applicable pricing supplement. Interest will be payable on the interest payment dates set forth in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement, if (1) the amount payable at maturity for each unit of the notes is greater than the principal amount plus the final interest payment on one unit of the notes, (2) we call the notes, or (3) you exchange the notes, then we will not pay interest which has accrued since the interest payment date preceding the maturity date, the call date, or the exchange date, as applicable.

Unless otherwise specified in the applicable pricing supplement, for so long as the notes are represented by a global certificate, the record date for each interest payment will be one business day prior to the interest payment date.

Unless otherwise specified in the applicable pricing supplement, “business day” means a day that is a business day of the kind described in the attached prospectus.

Payment at Maturity

If we do not call the notes on or prior to the maturity date and you have not exchanged your notes, then at maturity we will pay you, for each unit of notes that you own on the maturity date, an amount equal to the greater of:

1.	a cash amount equal to the arithmetic average of the Exchange Parity for each trading day during the Maturity Calculation Period (or at our option, a number of shares of the Index Stock equal to the Exchange Ratio, determined as of the market close on the first trading day in the Maturity Calculation Period); or

2.	a cash amount equal to the principal amount plus the final interest payment on one unit of the notes.

We will be obligated to make the final interest payment on the notes only if the payment described above under “2” applies.

The “Exchange Parity” initially will be equal to the reference price multiplied by the initial Exchange Ratio. Thereafter, the “Exchange Parity” will be determined at the close of each trading day, and will be equal to the product of (a) the closing price of the Index Stock and (b) the then-current Exchange Ratio. The Exchange Parity will be rounded to the nearest cent.

In the event that we choose to deliver shares of the Index Stock, the value of those shares will be determined on the first trading day in the Maturity Calculation Period, which is prior to the maturity date. Therefore, the value of the Index Stock that you receive may be more or less than the amount you would have received had the notes not been settled in shares due to fluctuations in the Index Stock during the period from the valuation of the Index Stock to the maturity date. If we exercise our right to deliver shares, we will notify you and the trustee under the Senior Indenture by 11 a.m. on the first business day of the Maturity Calculation Period.

If the maturity date is not a business day, we will pay the cash amount or deliver the shares of Index Stock due at the maturity date on the first business day following the maturity date, and no additional interest will accrue to that payment date.

The Exchange Ratio will be set forth in the applicable pricing supplement, and will be subject to adjustment as described under “Description of the Notes—Dilution and Reorganization Adjustments.”

Unless otherwise provided in the applicable pricing supplement, “Maturity Calculation Period” means the period consisting of the number of trading days in the applicable Valuation Period ending on, and including, the fifth scheduled trading day immediately preceding the maturity date.

Call at Our Option

If so specified in the applicable pricing supplement, we, in our sole discretion, may call the notes, in whole but not in part, on any business day beginning on the First Call Date, to, but not including, the maturity date. We refer to the date, if any, on which the call occurs as the “call date.” We may call the notes by giving notice to the trustee under the Senior Indenture on any business day that is a number of days prior to the call date equal to the sum of (a) five business days and (b) the number of trading days in the applicable Valuation Period, unless a different period is specified in the applicable pricing supplement. Any date on which we give notice to the trustee under the Senior Indenture that we are calling the notes is referred to as the “call notice date.” Our notice of the call will specify the call date.

The trustee under the Senior Indenture will provide you with notice of the call election specifying the call date. While the notes are issued in global form, the registered holder will be DTC, and DTC will receive the notice of the call. So long as DTC is the registered holder of the notes, DTC will forward the notice of our election to exercise the call option to its direct participants. The notice will be forwarded to beneficial holders of the notes as described in the attached prospectus under “Registration and Settlement—Depositories for Global Securities—The Depository Trust Company.”

If we call the notes, for each unit of the notes that you own on the call date, we will pay you on the call date a cash amount which we refer to as the “call amount.” The call amount will equal the greater of:

1.	the arithmetic average of the Exchange Parity for each trading day during the Call Calculation Period; or

2.	the principal amount of one unit of the notes.

Unless otherwise provided in the applicable pricing supplement, if we call the notes, then you will not receive accrued interest from, and including, the immediately preceding interest payment date through, and including, the call date.

Unless otherwise provided in the applicable pricing supplement, “Call Calculation Period” means the period consisting of the number of trading days in the applicable Valuation Period ending on, and including, the scheduled trading day immediately preceding the call notice date.

Unless otherwise provided in the applicable pricing supplement, the average Exchange Parity during the Call Calculation Period will be determined in the manner set forth in the section entitled “Description of the Notes—Payment at Maturity.”

Exchange at Holder’s Election

Unless we have given you a call notice, you may exchange all or a portion of your notes on any business day beginning on the First Exchange Date, to, but not including, the earlier of the call notice date or the maturity date. The date on which an exchange occurs will be referred to as the “exchange date,” which will be the fifth business day following the last day in the Exchange Calculation Period. To exchange the notes, you may give notice of your intent to exchange the notes (as described below) a number of days equal to the sum of (a) five business days and (b) the number of trading days in the applicable Valuation Period (as specified in the applicable pricing supplement), prior to the exchange date. The date on which such notice is received will be referred to as the “exchange notice date.” Unless otherwise provided in the applicable pricing supplement, if you exchange less than all of your notes, you must exchange at least $25,000 in principal amount of notes, and the face of the amount of your notes that remain outstanding must have a minimum principal amount of $10,000. Your written notice, in substantially the form that will be set forth as an annex to the pricing supplement, including the applicable account information, must be completed in full and given to the calculation agent and the trustee under the Senior Indenture by 10:30 a.m., New York City time on that date. Your notice must include the necessary contact information for the calculation agent to acknowledge receipt of your notice, and your notice will become effective when the calculation agent executes the acknowledgement. If the calculation agent receives your notice after 10:30 a.m., New York City time, on any business day, your notice will be deemed to have been given on the following business day. Any date on which you give us proper notice requiring us to exchange your notes, or the day on which the notice will be deemed to have been given, is referred to as the “exchange notice date.”

If you exercise your exchange right, then as of the applicable exchange notice date, we may no longer call your notes or the portion of the notes that you have elected to exchange. Upon proper tender of your notes, which must be in accordance with the rules of the DTC if the notes are held by DTC in global form, you will receive a cash amount equal to arithmetic average of the Exchange Parity for each trading day during the Exchange Calculation Period, or, at our election, shares of the Index Stock on the exchange date. The cash amount or the value of the shares of Index Stock received on the exchange date could be less than the cash amount that you otherwise would have received had you held the notes until maturity. Therefore, you should consider carefully this risk before exercising the exchange right.

Unless otherwise provided in the applicable pricing supplement, the “Exchange Calculation Period” means the period consisting of the number of trading days in the applicable Valuation Period beginning on, and including, the first scheduled trading day immediately following the exchange notice date. Unless otherwise provided in the applicable pricing supplement, the average Exchange Parity during the Exchange Calculation Period will be determined in the manner set forth in the section entitled “Description of the Notes—Payment at Maturity.”

Unless otherwise provided in the applicable pricing supplement, if you exchange your notes, we will have the option to deliver to you, for each unit of the notes exchanged, a number of shares of the Index Stock equal to the Exchange Ratio, as determined by the calculation agent on the first trading day immediately following the exchange notice date. If we exercise this option, we will notify you and the trustee under the Senior Indenture by 11:00 a.m. on the first business day after the applicable exchange notice date. Upon payment to you of the applicable amount of cash or shares to the respective account set forth in your exchange notice, we will have discharged all of our obligations as to the notes duly tendered for exchange.

If you exercise your exchange option, unless otherwise specified in the applicable pricing supplement, you will not receive accrued interest from and including the immediately preceding interest payment date through, and including, the exchange date. No exchange notice may be withdrawn after its receipt by the calculation agent and the trustee under the Senior Indenture. You may not sell, pledge, or otherwise transfer any notes once you have sent an exchange notice for those notes to the calculation agent and the trustee under the Senior Indenture. Failure to properly complete and deliver the exchange notice may result in that notice being treated as null and void, in the discretion of the calculation agent, with the applicable portion of the notes remaining outstanding.

The notes will be issued in registered global form and will remain on deposit with DTC, as described in the prospectus under “Registration and Settlement.” Therefore, you must exercise your exchange option in respect of your notes through DTC, by delivering notice of your election to DTC. To ensure that DTC will receive timely notice of your election to exchange all or a portion of your notes, you must instruct the direct or indirect participant through which you hold an interest in the notes to notify DTC of your election to exchange your notes, in accordance with the then applicable operating procedures of DTC. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the notes to ascertain the deadline for ensuring that timely notice will be delivered.

By delivering a notice of exchange, a holder will be deemed:

•	to have irrevocably authorized the cancellation of the exchanged notes from the holder’s account upon delivery of the applicable amount of cash or securities;

•

to agree to instruct the DTC participant holding its notes on its behalf to coordinate with the trustee under the Senior Indenture and us to deliver its book-entry position in the notes for cancellation to the issuing and paying agent’s DTC account on the exchange date; and

•

to have acknowledged that the trustee under the Senior Indenture may conclusively rely on a notice from us that delivery of any securities required to be delivered upon an exchange of the notes has occurred.

Any changes in the required procedures to exchange your notes after the date of this product supplement will be reflected in an amendment or supplement, or in the pricing supplement relating to your notes.

Fractional Shares

The Exchange Ratio may not be a whole number, and it may be adjusted to account for certain corporate events described in this product supplement. As a result, at maturity or upon an exchange of the notes in which we deliver shares of the Index Stock to you, for each unit amount of notes you own, you may be entitled to receive a number of shares that is not divisible by a whole number. We will not distribute any fractional shares of the Index Stock. Instead, we will aggregate all amounts due on the maturity date or any exchange date, and in lieu of delivering a fractional share of the Index Stock, we will pay the cash value of the fractional share based on the closing price as of the first day of the applicable Calculation Period. While the notes are issued in global form, the sole registered holder will be DTC. DTC participants have different policies as to fractional shares. You should consult the participant through which you hold the notes to ascertain a participant’s specific policy.

Certain Definitions

The “reference price” that we will use in setting the Exchange Ratio and the Initial Premium will be established on the pricing date, and will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the reference price will be established by reference to the fluctuating price per share of the Index Stock over a period of days preceding and including the pricing date.

“Calculation Period” means the Maturity Calculation Period, the Call Calculation Period, or the Exchange Calculation Period (each as defined above).

Unless otherwise provided in the applicable pricing supplement, “Calculation Day” means any trading day during a Calculation Period on which a Market Disruption Event (as defined below) has not occurred.

Unless otherwise provided in the applicable pricing supplement, “trading day” means any day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange LLC, The Nasdaq Stock Market, Inc., and the Chicago Mercantile Exchange, and in the over-the-counter market for equity securities in the United States.

Unless otherwise provided in the applicable pricing supplement, for purposes of determining the “closing price” of the Index Stock during any Calculation Period:

(i) if any trading day during the Calculation Period is not a Calculation Day and a later trading day during the Calculation Period is a Calculation Day, then the closing price for that non-Calculation Day will be the same as the closing price for the next Calculation Day that occurs during the Calculation Period (for example, if the second and third days in a Calculation Period are not Calculation Days, but the fourth day is a Calculation Day, then the closing price for that fourth day will also be the closing price for the second and third days);

(ii) if the final trading day during the Calculation Period is not a Calculation Day, then the calculation agent will determine the closing price for that day by applying the procedures specified in the definition of closing price below for use when a Market Disruption Event has occurred; and

(iii) if the closing price for the final trading day during the Calculation Period is determined in accordance with clause (ii) of this sentence, then that day will be treated as a Calculation Day for purposes of clause (i) of this sentence.

Unless otherwise provided in the applicable pricing supplement, the “closing price” for one share of the Index Stock or any other security for which a closing price must be determined on any particular day means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed on an exchange or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that we or one of our affiliates pays or receives upon the purchase or sale of the security used to hedge our obligations under the notes.

Market Disruption Events

If on the last trading day of any Calculation Period, a Market Disruption Event has occurred or if on any trading day during a Calculation Period the closing price cannot be determined according to the immediately preceding provisions, then the closing price for that trading day will be the mean, as determined by the calculation agent, of the bid prices for the applicable security obtained from as many recognized dealers in that security, but not exceeding three, as will make those bid prices available to the calculation agent; provided that if no such bids are available, then the closing price for that trading day will equal the calculation agent’s good faith estimate of the value of that security as of that trading day. A bid of MLPF&S, BAS, or any of our other affiliates may be included in the calculation of the mean, but only if that bid is the highest of the bids obtained.

Unless otherwise provided in the applicable pricing supplement, “Market Disruption Event” means:

•

a suspension, absence, or material limitation of trading of the Index Stock on the primary market in the U.S. for the Index Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market in the U.S. for the Index Stock as a result of which the reported trading prices for the Index Stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence, or material limitation of trading on the primary market in the U.S. for trading in options contracts or futures contracts related to the Index Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or a material disruption in securities settlement, payment, or clearance services in the United States, in each case as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent, in its sole discretion, that any event described in the preceding paragraph materially interferes or interfered with the ability of MLPF&S, BAS, or any of their affiliates to unwind or adjust all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the number of hours or days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event;

•

limitations under any rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization, or the SEC on trading during significant market fluctuations will constitute a suspension, absence, or material limitation of trading;

•

a suspension of trading in options contracts on the Index Stock by the primary securities market in the U.S. trading in those options, if available, by reason of (a) a price change exceeding limits set by that securities exchange or market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence, or material limitation of trading in options contracts related to the Index Stock; and

•

a suspension, absence, or material limitation of trading on the primary securities market in the U.S. on which options contracts related to the Index Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Events of Default and Acceleration

If an event of default with respect to the notes has occurred and is continuing, as described in the prospectus, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture, with respect to each unit of the notes, will be equal to an amount as described under “Description of the Notes—Call at Our Option” above, calculated as though the date of default were the call notice date for the notes. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the original issue price of the notes plus an additional amount of contingent interest calculated as if the date of commencement of the proceeding were the maturity date of the notes.

Dilution and Reorganization Adjustments

The Exchange Ratio may be adjusted by the calculation agent for certain dilution and reorganization events as follows:

1. If shares of the Index Stock are subject to a stock split or reverse stock split, then once that split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares outstanding after giving effect to that stock split or reverse stock split with respect to one share of the Index Stock.

2. If shares of the Index Stock are subject (a) to a stock dividend (an issuance of additional shares of the Index Stock that is given ratably to all holders of the Index Stock) or (b) to a distribution of the Index Stock as a result of the triggering of any provision of the corporate charter or other organizational documents of the Index Stock Issuer, then once the dividend has become effective and shares of the Index Stock are trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the prior Exchange Ratio plus the product of (1) the number of shares issued with respect to one share of Index Stock and (2) the prior Exchange Ratio.

3. If the Index Stock Issuer issues rights or warrants to all holders of the Index Stock to subscribe for or purchase additional common shares, then the Exchange Ratio will be adjusted on the trading day immediately following the issuance of those rights or warrants so that the new Exchange Ratio will equal the prior Exchange Ratio plus the product of (a) the prior Exchange Ratio and (b) the number of shares of Index Stock that can be purchased with the cash value of those warrants or rights distributed on a single share of Index Stock. The number of shares that can be purchased will be based on the closing price of the Index Stock on the date the new Exchange Ratio is determined. The cash value of those rights or warrants, if the warrants or rights are traded on a U.S. national securities exchange, will equal the closing price of those warrants or rights, or, if the warrants or rights are not traded on a U.S. national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Exchange Ratio is determined, provided that if only two bid prices are available, then the cash value of those warrants or rights will equal the average (mean) of those bids, and if only one bid is available, then the cash value of those warrants or rights will equal that bid; provided that if no such bids are available, then the cash value of those warrants or rights on that date will equal the calculation agent’s good faith estimate of that value as of that date. A bid of MLPF&S, BAS, or any of their affiliates may be included in the calculation of the mean, but only if that bid is the highest of the bids obtained.

4. Unless otherwise stated in the applicable pricing supplement, there will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to the Index Stock other than distributions described in paragraph 2, paragraph 3, and clauses (1), (4), and (5) of paragraph 5(a), and Extraordinary Dividends. “Extraordinary Dividend” means each of (a) the full amount per share of Index Stock of any cash dividend or special dividend or distribution that is identified by the Index Stock Issuer as an extraordinary or special dividend or distribution, (b) the amount per share of Index Stock of any cash dividend or other cash distribution (that is not otherwise identified by the Index Stock Issuer as an extraordinary or special dividend or distribution) that exceeds the immediately preceding non-Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment as provided in this section, such as a stock split or reverse stock split) by more than 10% of the closing price of the Index Stock on the trading day preceding the “ex-dividend date” for that dividend or distribution, and (c) the full cash value of any non-cash dividend or distribution per share of Index Stock (excluding Marketable Securities, as defined in paragraph 5(b) below). Subject to the following sentence, if an Extraordinary Dividend occurs, the Exchange Ratio with respect to the Index Stock will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Exchange Ratio will equal the product of (a) the prior Exchange Ratio and (b) a fraction, the numerator of which is the closing price per share of the Index Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which that closing price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 50% of the closing price per share of the Index Stock on the trading day preceding the ex-dividend date, then, instead of adjusting the Exchange Ratio, the amount payable upon a call or an exchange or at maturity will be determined as described in paragraph 5(b) below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks (as defined below) in accordance with the procedures for a Reference Basket Event as described in clause 3(ii) of paragraph 5(b) below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for that distribution by the calculation agent, whose determination will be conclusive in the absence of manifest error. A distribution on the Index Stock described in clause (1), (4), or (5) of paragraph 5(a) below will cause an adjustment to the Exchange Ratio only under clause (1), (4), or (5) of paragraph 5(a), as applicable.

5. (a) Any of the following will constitute a “reorganization event”:

(1) shares of the Index Stock are reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the Index Stock Issuer, (2) the Index Stock Issuer has been subject to a merger, combination, or consolidation and is not the surviving entity, (3) the Index Stock Issuer transfers or sells all or substantially all of its assets, (4) the

Index Stock Issuer completes a statutory exchange of securities with another corporation (other than under clause (2) above), (5) the Index Stock Issuer is liquidated, dissolved, or wound up, (6) the Index Stock Issuer issues to all of its shareholders equity securities of an issuer other than the Index Stock Issuer (other than in a transaction described in clause (2), (3), (4), or (5) above) (a “spinoff stock”), or (7) shares of the Index Stock are the subject of a tender or exchange offer or a going private transaction on all of the outstanding shares.

(b) If any reorganization event occurs, and as a result the holders of the Index Stock receive any equity security listed on a U.S. national securities exchange (a “Marketable Security”), other securities or other property, assets, or cash, then immediately thereafter the Exchange Ratio shall represent the right to receive the following property with respect to each unit of the notes (collectively, the “Exchange Property”):

(1) if shares of the Index Stock continue to be outstanding after the reorganization event, the number of shares of Index Stock (if applicable, as reclassified upon the issuance of any tracking stock) that a holder of the Index Stock would continue to hold with respect to one share of Index Stock multiplied by the Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event (plus any additional shares of the Index Stock to be included in the Exchange Property after giving effect to clause (3)(i) below); and

(2) for each Marketable Security received in the reorganization event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock, or the receipt of any stock received in exchange for shares of the Index Stock where the Index Stock Issuer is not the surviving entity, the number of shares of the New Stock received for one share of Index Stock multiplied by the Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event (the “New Stock Exchange Ratio”) (plus any additional shares of New Stock to be included in the Exchange Property after giving effect to clause (3)(i) below); and

(3) for any cash and any other property or securities other than Marketable Securities received in the reorganization event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of Index Stock, as determined by the calculation agent in its sole discretion on the effective date of the reorganization event (the “Non-Stock Exchange Property Value”), by holders of the Index Stock is less than 35% (or such other percentage as shall be set forth in the applicable pricing supplement) of the closing price of the Index Stock on the trading day immediately prior to the effective date of the reorganization event, a number of additional shares of Index Stock (but only if shares of the Index Stock continue to be outstanding after the reorganization event) and additional shares of New Stock will be added at the time of adjustment to the Exchange Property with the number of such additional shares being determined as follows: (x) the aggregate cash value of all of such additional shares shall equal the Non-Stock Exchange Property Value and (y) the ratio of the number of additional shares of Index Stock to the number of additional shares of New Stock shall be the same as the ratio of the number of shares of Index Stock determined under clause (1) above to the number of shares of New Stock determined under clause (2) above, in each case prior to giving effect to this clause 3(i);

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 35% (or such other percentage as shall be set forth in the applicable pricing supplement) of the closing price of the Index Stock on the trading day immediately prior to the effective date relating to the reorganization event, or if shares of the Index Stock are exchanged in the reorganization event exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of the reorganization event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500® Index (or, if publication of that index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the Index Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of MLPF&S, BAS, or any of their affiliates that would materially limit the ability of MLPF&S, BAS, or any of their affiliates to hedge the notes with respect to that stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Index Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock Exchange Ratio equal to the number of shares of the Reference Basket Stock with a closing price on the effective date of the reorganization event equal to the product of (x) the Non-Stock Exchange Property Value, (y) the Exchange Ratio in effect for the Index Stock on the trading day immediately prior to the effective date of the reorganization event, and (z) 0.3333333.

In the event of an allocation of any Extraordinary Dividend to the Reference Basket Stocks under paragraph 4 above or any reorganization event described in this paragraph 5, the amount payable upon a call or exchange or at maturity for each unit of the notes will be based on the sum of a cash value of the following property:

•	if applicable, shares of the Index Stock at the Exchange Ratio then in effect; and

•	if applicable, for each New Stock, that New Stock at the New Stock Exchange Ratio then in effect for that New Stock; and

•	if applicable, for each Reference Basket Stock, that Reference Basket Stock at the Basket Stock Exchange Ratio then in effect for that Reference Basket Stock.

In each case, the applicable Exchange Ratio (including for this purpose, any New Stock Exchange Ratio or Basket Stock Exchange Ratio) will be determined by the calculation agent on the first trading day following the reorganization event.

The cash value of any shares will be calculated by the calculation agent as of the relevant date of determination using the closing price of those shares on that day; provided that if that business day is not a trading day or if a Market Disruption Event for those shares occurs on that day, the closing price of those shares will be determined above under “Market Disruption Events.” If a closing price for the Index Stock, any New Stock, or any Reference

Basket Stock is no longer available for that stock for whatever reason, including the liquidation of the issuer of that stock or the subjection of that issuer to a proceeding under any applicable bankruptcy, insolvency, or other similar law, then the value of that stock will equal zero. There will be no substitution for any such stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer for the Exchange Property (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash possible.

Following the occurrence of any reorganization event referred to in paragraphs 4 or 5 above, (a) references to “the Index Stock” under “—Fractional Shares,” the definitions of “closing price” and “—Market Disruption Event” will be deemed also to refer to any New Stock or Reference Basket Stock, and (b) all other references in this product supplement and the applicable pricing supplement to “the Index Stock” will be deemed to refer to the Exchange Property into which the notes are thereafter exchangeable or on which the exchange is based, and references to a “share” or “shares” of the Index Stock will be deemed to refer to the applicable unit or units of the Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any reorganization event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 above. If a Reference Basket Event occurs, we will, or will cause the calculation agent to, provide written notice to the trustee under the senior indenture at its New York office, on which notice such trustee conclusively may rely, and to DTC of the occurrence of the Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible. In no event will we provide that notice later than five business days after the date of the Reference Basket Event.

No adjustment to any Exchange Ratio (including for this purpose, any New Stock Exchange Ratio or Basket Stock Exchange Ratio) will be required unless the adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratios will be made up to the close of business on the third business day prior to the scheduled maturity date.

If an event occurs during a Calculation Period so that one or more, but not all of the closing prices used to calculate the cash amounts payable is affected by the event, the calculation agent will make any additional adjustments it considers necessary to maintain your economic rights as a holder of the notes and our obligations as issuer of the notes.

If shares of Index Stock are to be delivered on the maturity date or the exchange date, and an event occurs during the period from the first trading day in the Maturity Calculation Period to the maturity date or the period from the first trading day in the Exchange Calculation Period to the exchange date, as the case may be, that affects the Exchange Ratio, then the calculation agent will make any additional adjustments it considers necessary to maintain your economic rights as a holder of the notes and our obligations as issuer of the notes.

No adjustments to the Exchange Ratio or method of calculating the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price of the Index Stock, including, without limitation, a partial tender or exchange offer for the Index Stock or a public offering of the Index Stock for cash.

If any adjustments in this section are required to be made, in order to determine the amount of securities or cash payable at maturity or upon a call or exchange of the notes, the calculation agent equitably will adjust the Exchange Ratio, and the securities or other assets used to calculate any of the foregoing, as applicable, if necessary to maintain your economic rights as holders of the notes and our obligations as issuer of the notes.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio, any New Stock Exchange Ratio, or Basket Stock Exchange Ratio, any method of calculating the Exchange Property Value, and any related determinations and calculations with respect to any distributions of stock, other securities, or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect to these matters will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon a call or exchange or at maturity of the notes made under paragraphs 1 through 5 above upon your written request.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of interest and principal at maturity or upon our earlier call or cash exchange of the notes, if any, as well as any payment in lieu of fractional shares, in cash in immediately available funds so long as the notes are maintained in book-entry form.

We may satisfy our obligation, if any, to deliver the Index Stock upon an exchange by causing one of our subsidiaries, including MLPF&S and BAS, to deliver the applicable number of shares to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to deliver those securities to holders of the notes. If physical or book-entry delivery of the Index Stock cannot be made at any time as required by the terms of the notes, we will pay you a cash amount equal to the value of the required number of shares, and any cash due in lieu of fractional shares.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this pricing supplement, including determinations regarding the Exchange Ratio, any Market Disruption Events, and the amounts payable at maturity or upon a call or exchange of the notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

One of our subsidiaries, including MLPF&S and BAS, may act as the calculation agent, but we may change the calculation agent at any time without notifying you.

Listing

Unless otherwise provided in the applicable pricing supplement, the notes will not be listed on any securities exchange.

THE INDEX STOCK

General

No Index Stock Issuer will authorize or sanction the notes or has participated or will participate in the preparation of this product supplement or any pricing supplement. Each Index Stock Issuer will be subject to the informational requirements of the Exchange Act, and will be a filer of reports and other information with the SEC. In addition, the common equity securities of each Index Stock Issuer will be registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information that each Index Stock Issuer electronically files with the SEC can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov.

This product supplement and each pricing supplement relates only to our notes and does not relate to the securities of any Index Stock Issuer. We are not offering or selling securities of any Index Stock Issuer. All disclosures contained in any pricing supplement regarding the applicable Index Stock Issuer will be derived from the publicly available documents described in the preceding paragraph. Unless otherwise set forth in the applicable pricing supplement, neither we, nor any of our affiliates, including MLPF&S and BAS, will have participated in the preparation of those documents, verified the accuracy or the completeness of the information concerning the Index Stock Issuer included in the publicly available documents or made any diligence inquiry with respect to the Index Stock Issuer. We do not make any representation that the publicly available documents or any other publicly available information about the Index Stock Issuer will be accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the trading price of the Index Stock have been or will be publicly disclosed. Because the payment at maturity, or upon an earlier acceleration, will be related to the trading prices of the Index Stock, those events, if any, also would affect the trading prices of the notes. We do not intend to furnish to you any additional information about the Index Stock except as set forth in the applicable pricing supplement. Neither we nor any of our affiliates, including MLPF&S and BAS, make any representation to you as to the future performance of any Index Stock.

You should make your own investigation into the Index Stock Issuer.

Foreign Index Stock Issuers

Each Index Stock Issuer will have a class of common equity securities registered under the Exchange Act. However, if the Index Stock Issuer is not a U.S. company, the Exchange Ratio may represent a number of shares of the Index Stock Issuer’s common equity securities, as specified in the applicable pricing supplement, that are not listed or traded in the United States. This may occur, for example, if American Depositary Shares of the Index Stock Issuer are traded in the United States, but your notes are linked to a class of common equity securities of the Index Stock Issuer that are traded on one or more foreign stock exchanges.

If the Exchange Ratio represents a number of shares of the Index Stock Issuer’s common equity securities that are not listed or traded in the United States, those shares will be subject to the trading parameters of the foreign market or markets on which they are listed and traded. Any such foreign market may have less liquidity, and be more volatile, than the United States or other securities markets. Market and other political or economic developments may affect the applicable foreign market or markets differently from United States or other securities markets. These factors may adversely affect the value of the applicable Index Stock. If you receive on the maturity date, or upon an exchange of the notes, shares of the Index Stock Issuer that are not listed or traded in the United States, you may receive shares for which there is a market abroad, but not necessarily in the United States.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Our subsidiaries, MLPF&S and BAS, have been appointed as our selling agents for the notes. MLPF&S and BAS are parties to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement. Unless otherwise provided in the applicable pricing supplement, the selling agents will not receive any commission from the sale of any of the notes. Each initial purchaser of notes must have an account with the applicable selling agent.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from MLPF&S or BAS in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S, BAS, and any of our other affiliates and subsidiaries may use this product supplement, the applicable pricing supplement, the accompanying prospectus supplement, and the prospectus in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

General

The following summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the notes is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. It deals only with initial purchasers of the notes at the Issue Price, as defined below, who hold notes as capital assets. It is for general information only, and it does not describe all United States federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to specific rules such as partnerships or other entities classified as partnerships, subchapter S corporations or other pass through entities, Non-United States Holders (as defined below), banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge, a position in a “straddle” or as part of a “constructive sale” or “conversion” transaction for tax purposes, persons who are required to mark-to-market for tax purposes, or persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. You must consult your own tax advisor concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership, and disposition of the notes arising under the laws of any state, local, or foreign jurisdiction, and the possible effects of changes in United States federal income or other tax laws.

The following discussion is a general discussion of United States federal income tax consequences that may be applicable to the notes. This discussion should be read together with the discussion set forth in the applicable pricing supplement.

As used in this product supplement, the term “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) an entity which is a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia, (3) an estate the income of which is subject to United States federal income tax regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be United States Holders. A “Non-United States Holder” is a holder that is not a United States Holder.

Except as set forth in the applicable pricing supplement, the following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of a note.

Tax Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for United States federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for United States federal income tax purposes. We currently intend to treat each note as a debt instrument for United States federal income tax purposes and, where required, intend to file information returns with the Internal Revenue Service (“IRS”) in accordance with such treatment, in the absence of any change or clarification in the law, by Treasury regulation or otherwise, requiring a different characterization of the notes. Prospective investors in the notes should be aware, however, that the IRS is not bound by our characterization of the notes as debt instruments and the IRS could possibly take a different position as to the proper characterization of the notes for United States federal income tax purposes. The following summary of certain United States federal income tax consequences of the purchase, ownership, and disposition the notes is based upon the assumption that each note will be treated as a debt instrument for United States federal income tax purposes. If the notes are not in fact treated as debt instruments for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership, and disposition of the notes could materially differ from the treatment discussed below with the result that the timing and character of income, gain, or loss recognized in respect of a note could materially differ from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for United States federal income tax purposes.

United States Holders—Income Tax Considerations

Notes With Maturities of One Year or Less

Cash Method United States Holders. If you are a cash method taxpayer, you will be required to include the interest on a note with a maturity date of one year or less (a “One Year or Less Note”) in income at the time it is paid, unless you elect to accrue such income. If you are a cash method taxpayer and do not elect to accrue such income, you will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the notes, in an amount equal to the deferred interest income, until the deferred interest is included in income. The amount payable at maturity on a One Year or Less Note, if any, generally should not be includible in income by a United States Holder who uses the cash method of accounting until the amount is received. Upon the sale, exchange, or redemption of a One Year or Less Note, a United States Holder who uses the cash method of accounting generally should recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale, exchange, or redemption and such United States Holder’s tax basis in the One Year or Less Note. Such a United States Holder’s tax basis in a One Year or Less Note generally should equal such United States Holder’s initial investment in the One Year or Less Note, increased by any original issue discount (“OID”) included in income by the United

States Holder and reduced by any payment on the note. Such gain or loss generally would be short-term capital gain or loss. However, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of any OID (as described below under “—Accrual Method United States Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding) through the date of sale that has not been included in income.

Accrual Method United States Holders. United States Holders who use the accrual method of accounting, and certain other holders including banks and dealers in securities, should be required to accrue any OID on a One Year or Less Note on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding). However, although not free from doubt, the amount due on maturity generally should not be accrued or reported until fixed or paid. Upon the sale, exchange, or redemption of a One Year or Less Note, a United States Holder who uses the accrual method of accounting generally should recognize short-term capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange, or redemption and such United States Holder’s adjusted tax basis in the One Year or Less Note. Such a United States Holder’s adjusted tax basis generally should equal such United States Holder’s initial investment in the One Year or Less Note, increased by any OID included in income by the United States Holder, and reduced by any payments on the note.

Notes With Maturities of More Than One Year

By purchasing the notes, you agree with us to treat, for United Sates federal income tax purposes, the notes as debt instruments subject to the special Treasury regulations governing contingent payment debt instruments. The discussion below assumes that this agreement as to the United States federal income tax treatment of the notes will be respected and that the Issue Price of the notes equals the principal amount of the notes.

The amount payable on the notes on each of the early exchange, early redemption, or retirement at maturity of the notes will depend on the market price of Index Stock. Accordingly, notes with a maturity of more than one year will be treated as “contingent payment debt instruments” for United States federal income tax purposes subject to taxation under the “noncontingent bond method.” As a result, the notes generally will be subject to the OID provisions of the Code and the Treasury regulations issued under the Code. Under applicable Treasury regulations, a United States Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” as described below, established by us for determining interest accruals and adjustments with respect to a note. A United States Holder which does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A “comparable yield” with respect to a contingent payment debt instrument generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the contingent payment debt instrument (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the debt instrument). Notwithstanding the foregoing, a comparable yield must not be less than the applicable federal rate based on the overall maturity of the debt instrument.

A “projected payment schedule” with respect to a contingent payment debt instrument generally is a series of expected payments, the amount and timing of which would produce a yield to maturity on that debt instrument equal to the comparable yield. The applicable pricing supplement will set forth the projected payment schedule. In the case of the notes, the “projected payment schedule” includes the amount of interest that will be paid to holders of the notes and an estimate for payment at maturity taking into account a calculation of the amount payable at maturity based upon a hypothetical average Exchange Parity. The “comparable yield” and the “projected payment schedule” are not calculated or provided for any purposes other than the determination of a United States Holder’s interest accruals and adjustments with respect to the notes for United States federal income tax purposes. We make no representations regarding the actual payments on the notes, except with respect to the periodic interest payments. Notes having different maturity dates or offered at different times will have different projected payment schedules and comparable yields.

Based on the comparable yield and the Issue Price of the notes, a United States Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest for a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its Issue Price and for any subsequent accrual period will be (1) the sum of the Issue Price of the note and any interest previously accrued on the note by a holder (disregarding any positive or negative adjustments) minus (2) the amount of any projected payments on the note for previous accrual periods. The Issue Price of each note in an issue of notes is the first price at which a substantial amount of those notes has been sold (including any premium paid for the notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Because of the application of the OID rules, a United States Holder of a note will be required to include in income OID in excess of actual cash payments received for certain taxable years.

A United States Holder will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over the projected contingent payments) for a note for the taxable year in which a contingent payment is made. A negative adjustment (i.e., the excess of projected contingent payments over actual payments) for a note for the taxable year in which a contingent payment is made (1) will first reduce the amount of interest for the note that a United States Holder would otherwise be required to include in income in the taxable year and (2) to the extent of any excess, will give rise to an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income for the note or to reduce the amount realized on a sale, exchange, or retirement of the note.

Where a United States Holder purchases a note at a price other than its Issue Price, the difference between the purchase price and the Issue Price generally will be treated as a positive or negative adjustment, as the case may be, and allocated to the daily portions of interest or projected payments for the note. If you purchase a note in a transaction after the initial issuance of the notes, you should consult your tax advisors for additional guidance in making these adjustments.

Upon a sale, exchange (including an exchange for cash or shares of Index Stock upon exercise of a holder’s early exchange right), redemption or retirement of a note, a United States

Holder generally will recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of any shares of Index Stock received on the sale, exchange, redemption or retirement and the holder’s tax basis in the note. A United States Holder’s tax basis in a note generally will equal the cost of the note, increased by the amount of interest income previously accrued by the holder with respect to the note (disregarding any positive or negative adjustments) and decreased by the amount of all prior projected payments with respect to the note. A United States Holder generally will treat any gain as ordinary interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss (depending upon the United States Holder’s holding period for the note). The deductibility of capital losses by a United States Holder is subject to limitations.

Alternative Characterizations

Although you are generally required to report your income in accordance with the treatment described above, alternative characterizations are possible. In particular, the IRS or a court may conclude that the notes should not be treated as contingent payment debt instruments and should instead be characterized as an investment unit consisting of either a fixed rate or contingent payment debt instrument and one or more options. Under these alternative characterizations, the character and timing of income or gain recognized by holders of the notes and the tax basis of any shares of Index Stock received as a result of an early exchange may differ significantly from that described above. Accordingly, prospective investors are urged to consult their own tax advisors concerning the United States federal income tax consequences of an investment in the notes.

Backup Withholding and Information Reporting

Generally, payments of principal and interest, and the accrual of OID, with respect to the notes will be subject to information reporting and possibly to backup withholding. Information reporting means that the payment is required to be reported to the holder of the notes and the IRS. Backup withholding means that we are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf.

Payments of principal and interest, and the accrual of OID, with respect to notes held by a United States Holder, other than certain exempt recipients such as corporations, and proceeds from the sale of notes through the United States office of a broker will be subject to backup withholding unless the United States Holder supplies us with a taxpayer identification number and certifies that its taxpayer identification number is correct or otherwise establishes an exemption. In addition, backup withholding will be imposed on any payment of principal and interest, and the accrual of OID, with respect to a note held by a United States Holder that is informed by the United States Secretary of the Treasury that it has not reported all dividend and interest income required to be shown on its United States federal income tax return or that fails to certify that it has not underreported its interest and dividend income.

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker, custodian, nominee, or other foreign agent acting on your behalf will not be subject to information reporting or backup withholding. If, however, that nominee, custodian, agent, or broker is, for United States federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (6) a

United States branch of a foreign bank or foreign insurance company, those payments will be subject to information reporting, unless (a) that custodian, nominee, agent, or broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met or (b) the holder otherwise establishes an exemption from information reporting.

A United States Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s United States federal income tax liability, provided that certain required information is furnished to the IRS.

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have for their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to this transaction, they would be required to comply with these requirements.

ERISA CONSIDERATIONS

A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account, or a Keogh plan) subject to ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of the plan before authorizing an investment in the notes. A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the plan.

In addition, ERISA and the Code prohibit a number of transactions (referred to as “prohibited transactions”) involving the assets of a plan subject to ERISA or the assets of an individual retirement account, or plan subject to Section 4975 of the Code (referred to as an “ERISA plan”), on the one hand, and persons who have specified relationships with the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person for an ERISA plan, then the investment in the notes by that ERISA plan may give rise to a prohibited transaction. There are several ways by which we or our affiliates may be considered a party in interest or a disqualified person for an ERISA plan. For example, if we provide banking or financial advisory services to an ERISA plan, or act as a trustee or in a similar fiduciary role for ERISA plan assets, we may be considered a party in interest or a disqualified person for that ERISA plan.

A violation of the prohibited transaction rules may result in civil penalties or other liabilities under ERISA and an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory, or administrative exemption. In addition, a prohibited transaction may require “correction” of the transaction. Some types of employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”).

Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring them on behalf of the ERISA plan determines that neither we nor any of our affiliates is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. The United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions include:

(1) PTCE 84-14, an exemption for some transactions determined by independent qualified professional asset managers;

(2) PTCE 90-1, an exemption for some types of transactions involving insurance company pooled separate accounts;

(3) PTCE 91-38, an exemption for some types of transactions involving bank collective investment funds;

(4) PTCE 95-60, an exemption for transactions involving some types of insurance company general accounts; and

(5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

There also may be other statutory or administrative exemptions available, depending on the particular circumstances.

Because we may be considered a party in interest or a disqualified person with respect to many plans, the notes may not be purchased, held, or disposed of by any ERISA plan or any person investing “plan assets” of any ERISA plan, unless the purchase, holding, or disposition is eligible for exemptive relief or that purchase, holding, or disposition is otherwise not prohibited. Therefore, any purchaser, including any fiduciary purchasing on behalf of an ERISA plan, transferee, or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding, that either (a) it is not an ERISA plan and is not purchasing the notes on behalf of or with “plan assets” of any ERISA plan, or with any assets of a non-ERISA arrangement, or (b) its purchase, holding, and disposition are eligible for exemptive relief or the purchase, holding, or disposition are not prohibited by ERISA or Section 4975 of the Code (or, in the case of a non-ERISA arrangement, any similar laws).

The sale of the notes to an ERISA plan or non-ERISA arrangement is not a representation by us to you or any other person associated with the sale that those securities meet any legal requirements for investments by those entities generally or any particular entities.

If you are the fiduciary of a pension plan or non-ERISA arrangement, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan or a non-ERISA arrangement, you should consult your own legal counsel for further guidance.